EXHIBIT 10.1

MERGER TERMINATION AGREEMENT

This Merger Termination Agreement (this “Agreement”) is entered into as of June 27, 2005 by and among Nanometrics Incorporated, a California corporation (“Parent”), Major League Merger Corporation, a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub 1”), Minor League Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 2”) and August Technology Corporation, a Minnesota corporation (the “Company”).

RECITALS

A.                                   WHEREAS, Parent, Merger Sub 1, Merger Sub 2 and the Company have entered into an Agreement and Plan of Reorganization dated January 21, 2005 (the “Merger Agreement”);

B.                                     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings provided for such terms in the Merger Agreement;

C.                                     WHEREAS, Section 9.1(a) of the Merger Agreement provides that Parent and the Company may terminate the Merger Agreement at any time prior to the Acquisition Merger Effective Time by mutual written consent duly authorized by the Company Board and Parent Board;

D.                                    WHEREAS, Parent and the Company intend to terminate the Merger Agreement effective upon the receipt by Parent of the Company Termination Fee and all Expenses of Parent; and

E.                                      WHEREAS, Parent Board and the Company Board have each authorized the termination of the Merger Agreement pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties agree as follows:

1.                                       Termination of Merger Agreement.  Effective immediately upon receipt by Parent of the payment described in Section 2(b) below, Parent, Merger Sub 1, Merger Sub 2 and the Company hereby terminate the Merger Agreement pursuant to Section 9.1(a) of the Merger Agreement by the mutual consent of the parties thereto.

2.                                       Effect of Termination; Mutual Discharge and Waiver.

(a) Except as expressly provided in this Agreement, including Section 4 hereto, and notwithstanding Section 9.2 of the Merger Agreement, as a result of the termination of the Merger Agreement pursuant to this Agreement, the Merger Agreement shall become void, and there shall be no liability under the Merger Agreement on the part of any party hereto or any of their respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and all rights and obligations of each party thereto shall cease, including, without limitation, the rights and obligations set forth in Section 9.3 of the Merger Agreement and any liability for the willful or intentional breach of any representations, warranties, covenants or agreements contained herein.

(b) The Company shall pay to Parent the Company Termination Fee ($8,300,000) and Expenses of Parent ($2,600,000.00) on or before the first business day following the date of this Agreement.  Payment of the Company Termination Fee and Expenses of Parent by the Company shall be made by wire transfer of immediately available funds to the account designated on Exhibit A hereto.  In the event the Company has paid the Termination Fee and Expenses by Wire Transfer to the account designated on Exhibit A before the execution of this Agreement, the Termination Fee and Expenses shall be deemed received by Parent concurrently with the execution of this Agreement.  Parent acknowledges that payment of the Termination Fee and Expenses shall constitute full and final satisfaction of any and all obligations of the Company under Section 9.3 of the Merger Agreement.

(c) Parent shall remit to the Company, within two weeks following the date of this Agreement, the amount, if any, by which $2,600,000 exceeds the actual Expenses of Parent.  If the actual Expenses of Parent exceed $2,600,000, then Parent shall submit an invoice to the Company within two weeks following the date of this Agreement.  The Company shall promptly reimburse Parent the amount of such invoice.

(d) Effective upon receipt by Parent of the payment described in Section 2(b) above, each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby releases each other party hereto and each of their respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any Unites States federal, state or local or any foreign law or otherwise, that any Releasing Party has, has had or may have in the future arising out of, relating to, or in connection with the Merger Agreement, the Company Shareholder Voting Agreements and Parent Shareholder Voting Agreements and the transactions contemplated thereby, including, without limitation, any liability or obligation set forth in Section 9.3 of the Merger Agreement and any liability or obligation arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, provided that nothing in this Section 2 shall impair the survival and full force of the terms of the Confidentiality Agreements (as defined in Section 4 below).

3.                                       Acknowledgement of Termination of Company Shareholder Voting Agreements and Parent Shareholder Voting Agreements.  Parent and Company each acknowledge that, effective upon and by virtue of the termination of the Merger Agreement pursuant to Section 1 hereof, the Company Shareholder Voting Agreements and Parent Shareholder Voting Agreements shall be simultaneously terminated in accordance with their terms and no obligations, rights, responsibilities or other encumbrances or restrictions of any kind shall result or arise therefrom.

4.                                       Survival of Confidentiality Agreements.  Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, the provisions of the Confidentiality Agreements dated as of October 26, 2004 and December 17, 2004 between Parent and the Company shall survive and remain in full force and effect in accordance with their terms.  On or before June 30, 2005, Parent and the Company agree to use all reasonable efforts to return to the other party all Proprietary Information (as defined in the Confidentiality Agreement dated October 26, 2004) held by it or any of its affiliates, directors, officers, employees, agents, financial advisors, legal advisors, accountants or controlling persons (the “Representatives”), and to destroy all other documents, memoranda, notes, summaries, analyses, extracts, compilations, studies or other material prepared by or in the possession of the other party or their Representatives, based on the Proprietary Information.

5.                                       Representations and Warranties of Parent.  Each of the Parent and its subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted.  The Parent has full corporate power and authority to execute and deliver this Agreement.  The Parent Board of Directors has unanimously approved this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and by general equitable principals.

6.                                       Representations and Warranties of the Company.  Each of the Company and its subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have requisite power and authority to operate its business as it is now currently conducted.  The Company has full corporate power and authority to execute and deliver this Agreement.  The Company Board of Directors has unanimously approved this Agreement.  This Agreement has been duly and validly executed and delivered by Company and constitutes a valid binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and by general equitable principals.

7.                                       Public Announcement.  Parent and the Company acknowledge that each intends to issue a press release promptly after the date of this Agreement with respect to this Agreement and the termination of the Merger Agreement.  Each of the Parent and the Company shall consult with the other before issuing such press release and shall not issue such press release without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

8.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof.  This Agreement shall be binding upon any successor to the Company or Parent.

9.                                       Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger Agreement.

10.                                 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

11.                                 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.                                 Miscellaneous.  This Agreement may be modified or amended only be a writing signed by the parties hereto.  This Agreement may be executed and delivered (including by facsimile transmission) in one of more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

AUGUST TECHNOLOGY CORPORATION		NANOMETRICS INCORPORATED

By:	/s/ Stanley D. Piekos	By:	/s/ Vincent J. Coates
Name:	Stanley D. Piekos	Name: Vincent J. Coates
Title:	Chief Financial Officer	Title: Chairman of the Board and Secretary

MAJOR LEAGUE MERGER
CORPORATION

		By:	/s/ John D. Heaton
Name: John D. Heaton
Title: Chief Executive Officer

MINOR LEAGUE MERGER
CORPORATION

		By:	/s/ John D. Heaton
Name: John D. Heaton
Title: Chief Executive Officer